EXHIBIT 18 UNDER FORM N-1A
                                   EXHIBIT 99 UNDER ITEM 601/REG. S-K

                              THE BILTMORE FUNDS
                              MULTIPLE CLASS PLAN

      This Multiple Class Plan ("Plan") is adopted by THE BILTMORE FUNDS (the "Trust"), a Massachusetts Business Trust with respect to the classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in exhibits hereto.

      PURPOSE
  1. This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Rule"), so as to allow the Trust to issue more than one class of shares of any or all of the Funds in reliance on the Rule and to make payments as contemplated herein.

  2.  SEPARATE ARRANGEMENTS/CLASS DIFFERENCES
      a. Designation of Classes: The Funds set forth on Exhibit A offer two classes of shares: Investment Shares and Institutional Shares.
      b. Expenses: The only expenses allocated to Investment Shares as a class are the expenses incurred under the distribution plan adopted pursuant to Rule 12b-1.
      c. Distribution of Shares: Investment Shares may be purchased through Wachovia Investments, Inc., the Wachovia Banks or through other Service Organizations (as defined in the applicable Prospectus), as well as from the Distributor. Institutional Shares may be purchased through the Wachovia Banks by accounts held by the Wachovia Banks in a fiduciary, advisory, agency, custodial, or similar capacity. Purchases may also be made through the Distributor.
      d. Minimum Investment Amounts: The minimum investment in the Investment Class is $1,000.00 except as modified under an account agreement with a Wachovia Bank or another Service Organization. The minimum investment in the Institutional Class is established in the applicable account agreement with the Wachovia Banks.
      e. Voting Rights: Shareholders of each class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional share held. Shareholders of the Trust will vote in the aggregate and not by Fund or class except (i) as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or class, and
      (ii) only holders of Investment Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan applicable to such class.

  3.  EXPENSE ALLOCATIONS
      The expenses incurred pursuant to the Rule 12b-1 Plan will be borne solely by the Investment Shares class of the applicable Fund, and constitute the only expenses allocated to one class and not the other.

  4.  EXCHANGE FEATURES
      Shareholders of Institutional Shares and Investment Shares may exchange such shares in any Biltmore Fund for the same class of shares in any other Biltmore Fund offering such class provided the fund does not assess a sales charge. Exchanges will be made on the respective net asset value of the shares being exchanged as next determined after receipt of the request in good order.

      EFFECTIVENESS
  5. This Plan shall become effective with respect to each class, (i) to the extent required by the Rule, after approval by a majority vote of:
      (a) the Trust's Board of Trustees ; (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan , and/or
      (ii) upon execution of an exhibit adopting this Plan with respect to such class.




                                   EXHIBIT A
                                    to the
                              Multiple Class Plan
                              THE BILTMORE FUNDS
                               INVESTMENT SHARES
                             INSTITUTIONAL SHARES
                           Biltmore Money Market Fund
                      Biltmore Tax-Free Money Market Fund
                   Biltmore U.S. Treasury Money Market Fund

       This Multiple Class Plan is adopted by THE BILTMORE FUNDS with respect to the Class(es) of Shares of the portfolios of THE BILTMORE FUNDS set forth above.
       Witness the due execution here of this June 1, 1995.

                              THE BILTMORE FUNDS


                              By:  /s/ John W. McGonigle
                              Title:  President